Exhibit 10.24

SECOND AMENDED AND RESTATED GUARANTY

THIS SECOND AMENDED AND RESTATED GUARANTY (the “Guaranty”), dated November 22, 2019 (the “Effective Date”), is given by Starwood Property Trust, Inc., a Maryland corporation (the “Guarantor”), in favor of the Federal Home Loan Bank of Chicago (“FHLB Chicago”), an instrumentality of the United States of America, located at 200 E. Randolph Drive, Chicago, Illinois 60601. This Guaranty amends and restates in its entirety that certain Amended and Restated Guaranty Agreement dated March 15, 2019, from Guarantor to FHLB Chicago (as amended, the “Prior Guaranty”).

1.         Unconditional Guaranty.  In consideration of and to induce FHLB Chicago to make advances and other extensions of credit to Prospect Mortgage Insurance, LLC (“Member”) pursuant to that certain Amended and Restated Advances, Collateral Pledge, and Security Agreement dated July 7, 2017, as amended by the Amendments described below, and as supplemented by that certain Supplement to Amended and Restated Advances, Collateral Pledge, and Security Agreement dated July 7, 2017(collectively, the “ACPS Agreement”, and together with all other documents executed in connection with the ACPS Agreement and the Obligations (defined below) the “Credit Agreements”), which is and will be to the direct interest and advantage of the Guarantor, the Guarantor unconditionally guarantees to FHLB Chicago, and its successors and assigns, the prompt and complete payment when due, whether by acceleration or otherwise, of all of the Member’s present and future obligations and liabilities of any kind to FHLB Chicago arising out of the ACPS Agreement heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by FHLB Chicago by assignment or succession, whether originally incurred by or assumed by the Member, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Member may be liable individually or jointly with others, or whether recovery upon such Obligations may be or hereafter become barred by any statute of limitations, or whether such Obligations may be or hereafter become otherwise unenforceable (any and all such obligations and liabilities, the “Obligations”). Capitalized terms not defined herein shall have the meanings set forth in the ACPS Agreement.

This Guaranty is unconditional and shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. This Guaranty is absolute and unconditional and shall remain in full force and effect and be binding upon the Guarantor and its successors and assigns so long as the ACPS Agreement remains in full force and effect. If at any time any payment by the Member in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, in whole or in part, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made, and this Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) with respect to such Obligations.

This is a guaranty of payment and not a guaranty of collection. The Guarantor agrees that FHLB Chicago may proceed against the Guarantor for payment of any of the Obligations when due, whether or not FHLB Chicago has proceeded against any other obligor principally or secondarily liable for any Obligations, including Member, or against any collateral for the Obligations, and whether or not FHLB Chicago has pursued any other remedy available to it. FHLB Chicago shall not be obligated to file any claim in the event that the Member becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure to file any such claim shall not affect the Guarantor’s obligations hereunder. The Guarantor also specifically waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance, and all other notices whatsoever with respect to this Guaranty and of the existence, creation, or incurring of new or additional Obligations.

Member requested an increase to its advance capacity under the ACPS Agreement as of the date of the Prior Guaranty and Guarantor provided the Prior Guaranty as a condition thereto. Guarantor hereby consents to the ACPS, including the amendments set forth in each of (i) the Federal Home Loan Bank of Chicago Amendment to Amended and Restated Advances, Collateral Pledge, and Security Agreement dated October 16, 2018, (ii) the Letter Agreement dated October 16, 2018 executed by Member, FHLB Chicago and Guarantor, and (iii) the Letter Agreement executed contemporaneous with the Prior Guaranty by Member and FHLB Chicago (collectively, the “Amendments”), and agrees that the Obligations include all of the obligations of Member to FHLB Chicago arising out of the ACPS Agreement, as amended by the Amendments.

2.         Consents. The Guarantor agrees that FHLB Chicago may at any time, and from time to time (a) extend the time of payment of or renew any of the Obligations, (b) receive and hold security for the payment of any Obligations and enforce, waive, release, fail to perfect, sell or otherwise dispose of any such security, (c) release or substitute any other guarantor of any Obligations, or (d) make any agreement with the Member or with any other party or person liable on any of the Obligations, for the extension, renewal, payment, compromise, discharge or release of the Obligations (in whole or in part), or for any modification of the terms thereof or of any agreement between FHLB Chicago and the Member or any such other party or person, without in any way impairing or affecting this Guaranty for any outstanding Obligations, and the Guarantor waives any rights or defenses that it may have relating to any such action by FHLB Chicago consented to hereby. The Guarantor authorizes FHLB Chicago, without notice or demand and without affecting its liability hereunder, from time to time, to assign or transfer the Obligations, to waive, forbear, indulge or take other action or inaction in respect of this Guaranty or the Obligations, or to exercise or not exercise any right or remedy hereunder or otherwise with respect to the Obligations.

3.         Rights; Expenses. No failure by FHLB Chicago to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by FHLB Chicago of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to FHLB Chicago or allowed by law or other agreement shall be cumulative and not exclusive of any other right, remedy or power. The Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including the reasonable fees and expenses of

FHLB Chicago’s outside counsel) in any way relating to the enforcement or protection of FHLB Chicago’s rights under this Guaranty.

4.         Benefit; Member. The Guarantor will benefit from FHLB Chicago entering transactions with the Member pursuant to the ACPS Agreement, and the Guarantor has determined that the execution and delivery by the Guarantor of this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and/or the achievement of some pecuniary and/or other benefit. The Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Member such information concerning the Obligations and the Member’s financial conditions or business operations as the Guarantor may require, and that FHLB Chicago has no duty at any time to disclose to the Guarantor any such information. The Guarantor acknowledges and agrees that it is not necessary for FHLB Chicago to inquire into the powers of the Member or of the officers, directors, partners or agents acting or purporting to act on its behalf, the appropriateness of any transaction for the Member, or the purpose of any transaction, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

5.         Subrogation. The Guarantor shall not exercise any rights against the Member with respect to the Obligations which it may have or acquire by way of subrogation until all of the Obligations are paid in full to FHLB Chicago. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of FHLB Chicago and shall forthwith be paid to FHLB Chicago to reduce the amount of outstanding Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all of the Obligations to FHLB Chicago, the Guarantor shall be subrogated to the rights of FHLB Chicago against the Member, and FHLB Chicago agrees to take at the Guarantor’s expense such actions as the Guarantor may reasonably require to implement such subrogation.

6.         Subordination. The Guarantor agrees: (a) to subordinate the obligations for indebtedness for borrowed money now or hereafter owed by the Member to the Guarantor (exclusive of obligations for indebtedness relating to legitimate business expenses incurred by Guarantor on behalf of the Member) (the “Subordinated Debt”) to any and all Obligations until this Guaranty is terminated and no longer in effect; provided, that the Guarantor may receive principal and interest payments on the Subordinated Debt so long as (i) no “Event of Default” under the ACPS Agreement exists with respect to any sums then due and payable by the Member to FHLB Chicago with respect to the Obligations; and (ii) such principal and interest payments on the Subordinated Debt do not cause an Event of Default under the ACPS Agreement; (b) to the extent the Subordinated Debt is evidenced by a promissory note, it will either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Subordinated Debt or deliver such documents to FHLB Chicago; and (c) except as permitted by this Section 6, it will not request or accept payment of or any security for any part of the Subordinated Debt, and any proceeds of the Subordinated Debt paid to the Guarantor, through error or otherwise, shall immediately be forwarded to the Bank by the Guarantor, properly endorsed to the order of FHLB Chicago, to apply to the Obligations.

7.         Assignment; Termination. The Guarantor shall not assign its rights, interest, duties or obligations hereunder to any other person without FHLB Chicago’s prior written consent, and any purported transfer without that consent shall be void. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified, and no consent with respect to any departure by the Guarantor from the terms hereof shall be effective, except as set forth in a written instrument executed by the Guarantor and FHLB Chicago. This Guaranty and Guarantor’s obligations hereunder shall automatically terminate upon the occurrence of both (a) payment in full of the Obligations and (b) termination of the ACPS Agreement.

8.         Guarantor Financial Covenants.  Guarantor (on a consolidated basis, but adjusted to remove the impact of consolidating any variable interest entities under the requirements of Accounting Standards Codification (“ASC”) Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC Section 860, as both of such ASC sections are amended, modified and/or supplemented from time to time) shall satisfy each of the following covenants, as determined on a consolidated basis in conformity with GAAP:

(a)        Minimum Interest Coverage Ratio.  As of the close of each fiscal quarter, maintain a ratio of EBITDA to Interest Expense of not less than 1.40 to 1.00;

(b)        Maximum Leverage Ratio.  At all times, maintain a ratio of Total Indebtedness to Total Assets of not greater than 0.80 to 1.00;

(c)        Minimum Liquidity.  At all times, maintain an amount of Cash Liquidity of not less than $50,000,000, and a sum of Cash Liquidity and Near Cash Liquidity of not less than $150,000,000;

(d)        Minimum Tangible Net Worth.  At all times, maintain a Tangible Net Worth of not less than the sum of (1) seventy-five percent (75%) of the actual Tangible Net Worth of Guarantor as of the Effective Date, plus (2) seventy-five percent (75%) of the net cash proceeds (net of underwriting discounts and commissions and other out-of-pocket expenses incurred by Guarantor in connection with such issuance or sale) received by Guarantor from the issuance or sale of Equity Interests (other than Equity Interests constituting Convertible Debt Securities) occurring after the Effective Date, plus (3) seventy-five percent (75%) of any increase in capital or shareholders’ equity (or like caption) on the balance sheet of Guarantor resulting from the settlement, conversion or repayment of any Convertible Debt Securities occurring after the Effective Date; and

(e)        Minimum Fixed Charge Coverage Ratio.  As of the close of each fiscal quarter, maintain a ratio of EBITDA to Fixed Charges of not less than 1.50 to 1.00.

The defined terms as used in the Guarantor Financial Covenants shall have the following meanings:

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash” shall mean money, currency or a credit balance in any demand or deposit account, other than an account evidenced by a negotiable certificate of deposit.

“Cash Equivalents” shall mean, as of any date of determination:

(i)         marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(ii)       marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iii)      commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iv)       time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; and

(v)        investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iv) above.

“Cash Liquidity” shall mean, for any Person and its consolidated Subsidiaries, the amount of Unrestricted Cash held by such Persons at such time, as determined on a consolidated basis in accordance with GAAP.

“CMBS” shall mean, mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.

“Convertible Debt Securities” means, for any Person, any debt securities convertible into Equity Interests of such Person, cash by reference to such Equity Interests, or a combination thereof.

“EBITDA” means, for any applicable period, with respect to any Person and its consolidated Subsidiaries, an amount equal to the sum of:

(i)         Net Income (or loss) of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss): (A) depreciation and amortization expense, (B) Interest Expense, (C) income tax expense and (D) extraordinary or non-recurring gains and losses, plus

(ii)       such Person’s proportionate share of Net Income of the joint venture investments and unconsolidated Subsidiaries of such Person, all with respect to such fiscal quarter, plus

(iii)      amounts deducted in accordance with GAAP in respect of non-cash expenses in determining Net Income of such Person.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Fixed Charges” means, for any applicable period, with respect to any Person and its consolidated Subsidiaries, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time, consistently applied.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs; provided, however, that “Intangible Assets” for any Person shall exclude hedging transactions to the extent related to any purchased mortgage loans and mortgage loan servicing rights and/or special servicing rights of such Person and its consolidated Subsidiaries.

“Interest Expense” means, for any applicable period, with respect to any Person and its consolidated Subsidiaries, the amount of total interest expense incurred by such Person,

including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such applicable period, determined in accordance with GAAP.

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“Near Cash Liquidity” shall mean, with respect to any Person and its consolidated Subsidiaries, as of any date, the sum of (i) the market value of Near Cash Securities held by such Person and its consolidated Subsidiaries as of such date as determined on a consolidated basis in accordance with GAAP and (ii) the amount of Undrawn Borrowing Capacity of such Person and its consolidated Subsidiaries under repurchase and credit facilities to which they are a party as of such date. Market value of Near Cash Securities shall be determined on a quarterly basis by at least one independent third party financial institution reasonably acceptable to FHLB Chicago.

“Near Cash Securities” shall mean (i) CMBS having, at all times, a maturity or weighted average life of twelve (12) months or less, as determined by the applicable servicer, (ii) RMBS having a duration of twelve (12) months or less, for each of (i) and (ii) above, such securities having a rating of Baa3 or BBB (or the equivalent) or higher by at least one Rating Agency (it being acknowledged that such securities may also have a lower rating from one or more Rating Agencies) or (iii) other public or privately placed securities approved by FHLB Chicago.

“Net Income” means, with respect to any Person for any period, the consolidated net income for such period of such Person as reported in such Person’s financial statements prepared in accordance with GAAP.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

“RMBS” shall mean, mortgage pass-through certificates or other securities issued pursuant to a securitization of residential mortgage loans.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tangible Net Worth” means, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, (a) all amounts which would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person from any Subsidiaries or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Subsidiary thereof, (ii) Intangible Assets and (iii) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” means, for any Person and any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, less (i) amounts owing to such Person from any Subsidiary thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Subsidiary thereof, (ii) Intangible Assets, and (iii) prepaid taxes and expenses, all on or as of such date and determined in accordance with GAAP.

“Total Indebtedness” means, for any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the aggregate Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person plus the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP.

“Undrawn Borrowing Capacity” shall mean, with respect to any Person and its consolidated Subsidiaries, as of any date, the total undrawn borrowing capacity available to such Person and its direct or indirect consolidated Subsidiaries under any repurchase and credit facilities and similar agreements to which they are a party as of such date, but (i) with respect to any such repurchase or credit facility or similar agreement that is a secured facility, solely to the extent that collateral has been approved by and pledged to the related buyer or lender under such facility, and (ii) with respect to any such credit facility or similar agreement that is an unsecured facility, solely to the extent that such undrawn borrowing capacity is committed by the related lender.

“Unrestricted Cash” shall mean, on any date, with respect to any Person and its Subsidiaries on a consolidated basis, (i) Cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for contractual obligations.

9.         Payments. The Guarantor hereby guarantees that the Obligations will be paid to FHLB Chicago without set-off or counterclaim, in lawful currency of the United States of America.

10.       Representations. The Guarantor represents and warrants: (i) that it has the corporate power to execute this Guaranty and any other document executed or delivered in connection with this Guaranty; (ii) that all the necessary corporate actions have been taken to permit it to give this Guaranty; (iii) that the persons executing this guaranty are duly empowered to do so on the behalf of the Guarantor; (iv) that the execution or performance of this Guaranty is not a material breach or violation of any instrument concerning the Guarantor or any material agreement to which the Guarantor is a party or any law or regulation to which the Guarantor is subject; (v) that there is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that adversely affects its ability to perform its obligations under this Guaranty; (vi) that all applicable information that is furnished in writing by or on behalf of it to

FHLB Chicago pursuant to this Guaranty as of the date of the information, is true, accurate and complete in all material respects; (vii) that all governmental and other consents that are required to have been obtained by it with respect to this Guaranty have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (viii) that this Guaranty constitutes a valid, binding and enforceable agreement against the Guarantor in accordance with its terms.

11.       Delivery Obligations. The Guarantor shall deliver to FHLB Chicago within forty-five (45) calendar days after the last day of each calendar quarter a certification signed by an authorized signer stating whether it has been in compliance throughout the quarter and whether it remains in compliance with covenants set forth in Section 8 above. Notwithstanding the quarterly certification requirement, Guarantor shall notify FHLB Chicago promptly at any time intra-quarter if Guarantor is not in compliance with the covenants set forth in Section 8 above. In addition, Guarantor shall deliver such information as FHLB Chicago may reasonably request from time to time, including without limitation, copies of the quarterly unaudited or annual audited financial statements (prepared in accordance with generally accepted accounting principles in the country in which the entity to which they relate is organized) pertaining to the Guarantor’s financial condition, such quarterly reports to be provided within forty-five (45) calendar days after the end of each fiscal quarter and such annual reports to be provided within ninety (90) calendar days after the end of each fiscal year. Such information shall be true, complete, and accurate in all material respects. For the avoidance of doubt, quarterly and annual financial statements required to be delivered hereunder shall be deemed to be delivered by Guarantor to FHLB Chicago upon, the filing of such financial statements with the U.S. Securities and Exchange Commission; provided however, if Guarantor delays its filing beyond the time frames set forth in this Section 11, it will promptly notify Bank of such delay.

12.       Default. If an Event of Default occurs and is continuing, the Obligations shall be due immediately and payable, without notice, and FHLB Chicago may exercise any rights and remedies as provided in this Guaranty, or as provided at law or equity.

13.       Governing Law; Jurisdiction.  (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE STATUTORY AND COMMON LAW OF THE UNITED STATES AND, TO THE EXTENT FEDERAL LAW INCORPORATES STATE LAW, THE LAWS (EXCLUSIVE OF THE CHOICE OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING CONCERNING THIS GUARANTY, THE GUARANTOR SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR IF SUCH ACTION OR PROCEEDING MAY NOT BE BROUGHT IN FEDERAL COUT, THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS LOCATED IN THE CITY OF CHICAGO. THE GUARANTOR SPECIFICALLY AND IRREVOCABLY WAIVES (I) ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, (II) ANY CLAIM THAT THE SAME HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (III) THE RIGHT TO OBJECT THAT SUCH COURTS DO NOT HAVE JURISDICTION OVER IT. THE GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY

ILLINOIS LAW, INCLUDING, WITHOUT LIMITATION, BY REGISTERED MAIL DIRECTED TO THE GUARANTOR’S PERSONAL RESIDENCE.

(b)        TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO FHLB CHICAGO TO ACCEPT THIS GUARANTY.

14.       Miscellaneous.

(a)        This Guaranty contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Guaranty supersedes all prior drafts and communications with respect thereto. The headings of paragraphs herein are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provision of this Guaranty. If any term or provision of this Guaranty shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Guaranty.

(b)        Regardless of any other provision of this Guaranty, if for any reason the effective interest on any of the Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Obligations. Monies received from any source by FHLB Chicago for application toward payment of the Obligations may be applied to such Obligations in any manner or order deemed appropriate in the sole discretion of FHLB Chicago.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to FHLB Chicago as of the date first above written.

STARWOOD PROPERTY TRUST, INC.

By:	/s/ Andrew J. Sossen

Name:	Andrew J. Sossen

Title:	Chief Operating Officer

Date:	November __, 2019

Address for notices:

591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: General Counsel
Email: asossen@starwood.com

ACCEPTED AND AGREED:

FEDERAL HOME LOAN BANK OF CHICAGO

By:	/s/ Michael Zeifert
Name	Michael Zeifert
Title	SVP, Credit

By:	/s/ Matthew Zimmerman
Name	Matthew Zimmerman
Title	SVP, Credit